Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin Chairman, President & CEO (540) 265-0690 investorrelations@occfiber.com	Tracy Smith Executive Vice President & CFO (540) 265-0690 investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Aaron Palash (212) 355-4449 ext. 8603 occ-jfwbk@joelefrank.com	Caroline Felix (212) 355-4449 ext. 8980 occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

THIRD QUARTER OF FISCAL YEAR 2026 FINANCIAL RESULTS

Net Sales Increased 22.0% and Gross Profit Increased 43.9%

in the Third Quarter of Fiscal 2026 Compared to Same Period in Prior Year

Roanoke, Va., September 9, 2026 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its third quarter of fiscal year 2026 ended July 31, 2026.

Third Quarter 2026 Financial Results

Consolidated net sales for the third quarter of fiscal year 2026 increased 22.0% to $24.3 million, compared to $19.9 million for the same period in the prior year. OCC experienced an increase in net sales in its enterprise, data center, and specialty markets during the third quarter of fiscal year 2026, compared to the third quarter of fiscal year 2025.

OCC continues to capitalize on growth opportunities in its targeted market sectors, both domestically and internationally – with robust demand from customers and end-users in the Company’s enterprise, data center, and specialty markets.

Net sales to customers in the United States increased 20.3% and net sales to customers outside of the United States increased 28.8% in the third quarter of fiscal year 2026, compared to the same period last year.

Optical Cable Corp. – Third Quarter 2026 Earnings Release

At the end of the third quarter of fiscal year 2026, the Company’s sales order backlog/forward load increased to $13.5 million as compared to $13.3 million as of April 30, 2026, $10.4 million as of January 31, 2026, and $7.3 million as of October 31, 2025.

Gross profit increased 43.9% to $9.1 million in the third quarter of fiscal year 2026, compared to $6.3 million for the same period in fiscal year 2025, due to increased volumes and the resulting positive impact of OCC’s manufacturing operating leverage.

Gross profit margin, or gross profit as a percentage of net sales, increased to 37.4% in the third quarter of fiscal year 2026, compared to 31.7% in the third quarter of fiscal year 2025.

SG&A expenses increased to $7.0 million in the third quarter of fiscal year 2026, compared to $5.7 million for the third quarter of fiscal year 2025, primarily due to increases in employee costs, contracted sales personnel-related costs, and shipping costs. SG&A expenses as a percentage of net sales were 28.7% in the third quarter of fiscal year 2026, compared to 28.8% in the third quarter of fiscal year 2025.

For the third quarter of fiscal year 2026, OCC recorded net income of $1.9 million, or $0.21 per basic and diluted share, compared to net income of $302,000, or $0.04 per basic and diluted share, for the third quarter of fiscal year 2025.

Fiscal Year-to-Date 2026 Financial Results

Consolidated net sales for the first nine months of fiscal year 2026 were $62.9 million, an increase of 18.3% compared to net sales of $53.2 million for the first nine months of fiscal year 2025, driven by sales increases in the Company’s enterprise, data center, and specialty markets.

Net sales to customers in the United States increased 14.8% and net sales to customers outside of the United States increased 31.1% in the first nine months of fiscal year 2026, compared to the same period in fiscal year 2025.

OCC reported gross profit of $22.1 million in the first nine months of fiscal year 2026, an increase of 35.5% compared to gross profit of $16.3 million in the first nine months of fiscal year 2025.

Gross profit margin was 35.0% in the first nine months of fiscal year 2026, compared to 30.6% for the same period in fiscal year 2025.

SG&A expenses increased to $18.8 million during the first nine months of fiscal year 2026, compared to $16.9 million for the first nine months of fiscal year 2025, primarily due to increases in employee costs, contracted sales personnel-related costs, and shipping costs.

OCC recorded net income of $2.5 million, or $0.28 per basic and diluted share, for the first nine months of fiscal year 2026, compared to a net loss of $1.5 million, or $0.19 per basic and diluted share, for the first nine months of fiscal year 2025.

Optical Cable Corp. – Third Quarter 2026 Earnings Release

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “Our third quarter results demonstrate the strength of our team, the disciplined execution of our strategy, and the momentum we are building across our targeted market sectors. Net sales increased 22.0% in the third quarter, reflecting strong demand in our enterprise, data center, and specialty markets. Gross profit increased 43.9% in the third quarter, due to increased volumes and the positive impact of our manufacturing operating leverage. With compelling opportunities ahead in both domestic and international markets, we remain focused on capturing growth, delivering exceptional service to our customers and end-users, and driving sustainable value creation for our shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call today, September 9, 2026, at 11:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (833) 316-1983 in the U.S. or (785) 838-9310 internationally, Conference ID: OCCQ326. For interested individuals unable to join the call, a replay will be available through Wednesday, September 16, 2026, by dialing (800) 839-6975 or (402) 220-6061. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise, data center and various harsh environment and specialty markets, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other components.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of end-user applications. And OCC’s product solutions offerings cover a broad range of applications—from commercial, enterprise network, data center, residential, and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical, renewable energy, broadcast and wireless carrier applications.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Dallas facility is also MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Optical Cable Corp. – Third Quarter 2026 Earnings Release

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2026 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,

	2026	2025	2026	2025

Net sales	$24,297	$19,917	$62,942	$53,209
Cost of goods sold	15,202	13,598	40,883	36,929

Gross profit	9,095	6,319	22,059	16,280

SG&A expenses	6,963	5,737	18,791	16,939
Royalty expense, net	7	7	20	20
Amortization of intangible assets	13	13	41	40

Income (loss) from operations	2,112	562	3,207	(719)

Interest expense, net	(247)	(260)	(692)	(772)
Other, net	2	4	(8)	19
Other expense, net	(245)	(256)	(700)	(753)

Income (loss) before income taxes	1,867	306	2,507	(1,472)

Income tax expense (benefit)	9	4	(8)	31

Net income (loss)	$1,858	$302	$2,515	$(1,503)

Net income (loss) per share:
Basic and diluted	$0.21	$.04	$0.28	$(0.19)

Weighted average shares outstanding:
Basic and diluted	8,835	8,395	8,845	7,901

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Optical Cable Corp. – Third Quarter 2026 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31,	October 31,
	2026	2025
Cash	$297	$238
Trade accounts receivable, net	11,843	10,281
Inventories	22,938	19,802
Other current assets	491	435
Total current assets	35,569	30,756
Non-current assets	9,286	9,304
Total assets	$44,855	$40,060

Current liabilities	$16,409	$16,853
Non-current liabilities	4,175	1,633
Total liabilities	20,584	18,486
Redeemable restricted common stock	9,543	5,067
Total shareholders’ equity	14,728	16,507
Total liabilities, redeemable restricted common stock and shareholders’ equity	$44,855	$40,060

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